Exhibit 21.1
Subsidiaries of Dr Pepper Snapple Group, Inc.
As of December 31, 2016

Name of Subsidiary		Jurisdiction of Formation
1	234DP Aviation, LLC	Delaware
2	A&W Concentrate Company	Delaware
3	Americas Beverages Management GP	Nevada
4	AmTrans, Inc.	Illinois
5	Berkeley Square US, Inc.	Delaware
6	Beverages Delaware Inc.	Delaware
7	DP Beverages Inc.	Delaware
8	DPS Americas Beverages, LLC	Delaware
9	DPS Beverages, Inc.	Delaware
10	DPS Finance II, Inc.	Delaware
11	DPS Holding Inc.	Delaware
12	Dr Pepper Snapple Group Employee Relief Fund	Texas
13	Dr Pepper/Seven Up Beverage Sales Company	Texas
14	Dr Pepper/Seven Up Manufacturing Company	Delaware
15	Dr Pepper/Seven Up, Inc.	Delaware
16	High Ridge Investments US, Inc.	Delaware
17	International Investments Management LLC	Delaware
18	Mott's General Partnership	Nevada
19	Mott's LLP	Delaware
20	MSSI LLC	Delaware
21	Nantucket Allserve, Inc.	Massachusetts
22	Nuthatch Trading US, Inc.	Delaware
23	Pacific Snapple Distributors, Inc.	California
24	Royal Crown Company, Inc.	Delaware
25	Snapple Beverage Corp.	Delaware
26	Splash Transport, Inc.	Delaware
27	Superfruit Merger Sub, LLC	Delaware
28	The American Bottling Company	Delaware
29	Canada Dry Mott's Inc.	Canada
30	Bebidas Americas Investments B.V.	Netherlands
31	CDMI Investments B.V.	Netherlands
32	Comercializadora de Bebidas, SA de CV	Mexico
33	Peñafiel Aguas Minerales SA de CV	Mexico
34	Peñafiel Bebidas SA de CV	Mexico
35	Peñafiel Servicios Comerciales, S.A. de C.V.	Mexico
36	Peñafiel Servicios S.A. de C.V.	Mexico
37	Embotelladora Mexicana de Agua, SA de CV	Mexico
38	Industria Embotelladora de Bebidas Mexicanas, SA de CV	Mexico
39	Manantiales Penafiel, S.A. de C.V.	Mexico
40	Snapple Beverage de Mexico, S.A. de C.V.	Mexico
41	Snapple Beverage Corporation Singapore PTE. LTD.	Singapore